UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2014

Tufco Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21018	39-1723477
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 23500, Green Bay, Wisconsin	54305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 920-336-0054

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Tufco Technologies, Inc., a Delaware corporation (the “Company”), on December 26, 2013, the Company is party to an Agreement and Plan of Merger, dated as of December 20, 2013 (the “Merger Agreement”), with Tufco Holdings, LLC, a Delaware limited liability company (“Parent”), and Packers Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on January 9, 2014, Merger Sub commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company for $6.07 per Share, net to the seller in cash but subject to any required withholding taxes (the “Offer Price”).

The Offer expired at 12:00 midnight, New York City time, at the end of the day on February 21, 2014 (the “Expiration Date”), as scheduled. According to Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer (the “Depositary”), as of the Expiration Date, a total of 3,637,342 Shares had been validly tendered and not withdrawn pursuant to the Offer, representing approximately 84.41 percent of the outstanding Shares. On February 22, 2014, Merger Sub accepted for payment (such time of acceptance for payment, the “Acceptance Time”) all Shares that were validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Date. The Depositary also advised that it received commitments to tender 2,400 additional Shares under the guaranteed delivery procedures described in the Offer.

On February 24, 2014, following acceptance of the tendered Shares, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”). The Merger was governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), with no stockholder vote required to consummate the Merger.

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2014, in connection with the Merger, the Company and its subsidiaries, Tufco, L.P. (“Tufco”), Hamco Manufacturing and Distributing LLC (“Hamco” and, together with Tufco, the “Borrowers”) and Tufco LLC (“Tufco LLC” and, together with the Company, the “Guarantors”), entered into a senior secured credit facility consisting of terms loans in an aggregate principal amount of $11,031,000 and a revolving loan in an aggregate principal amount of $18,000,000 (subject to the Borrowers’ right to increase the Revolving Commitments (as defined in the Credit Agreement) by up to $10,000,000) pursuant to a Credit Agreement, by and among the Borrowers, the Guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Loans under the Credit Agreement will mature on February 24, 2019. The Credit Agreement includes a letter of credit sub-limit of up to $2,000,000. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

Amounts drawn down under the Credit Agreement bear interest, at the Borrowers’ option, in an amount equal to (i) in the case of a CBFR Borrowing, the prime rate, or (ii) in the case of eurodollar loans, the LIBOR for the applicable interest period multiplied by the Statutory Reserve Rate, plus, in each case, the Applicable Rate set forth below:

Revolver CBFR Spread:	0.00%
Revolver Eurodollar Spread:	2.25%
Term A Loan CBFR Spread:	0.25%
Term A Loan Eurodollar Spread:	2.50%
Term B Loan CBFR Spread:	0.25%
Term B Loan Eurodollar Spread:	2.50%

An undrawn commitment fee shall be payable to the lenders in an amount equal to 0.25% times the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate.

The Borrowers are permitted to make voluntary prepayments at any time without payment of a premium, provided that the Borrowers will be subject to a breakage indemnity in the case of prepayments of LIBOR loans. The Borrowers will be required to make a mandatory prepayment of the loans to the extent that the Aggregate Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base. In addition, the Borrowers will be required to make a mandatory prepayment of the loans upon the receipt of Net Proceeds from certain Prepayment Events.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, in each case applicable to the Company and its subsidiaries. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. The Credit Agreement contains a financial covenant that, subject to the Equity Cure Right, requires the Company and its subsidiaries to maintain a minimum fixed charge coverage ratio of at least 1.10:1.00 as of the last day of any calendar month for the 12-month period ending on such day.

The Credit Agreement includes customary events of default, including a change of control and a cross-default on the Company’s or any subsidiary’s material indebtedness. The Borrowers’ obligations under the Credit Agreement are secured by substantially all of the Company’s and its subsidiaries’ assets, and the Borrowers’ obligations under the Credit Agreement will be guaranteed by the Guarantors and by certain of the Company’s subsequently acquired or organized direct and indirect domestic subsidiaries.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in the Introductory Note, Item 5.01 and Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continuing Listing Rule or Standard; Transfer or Listing.

As a result of the consummation of the Offer and the Merger, the Company no longer fulfilled the numerical listing requirements of the NASDAQ Stock Market (“NASDAQ”) and requested that the Shares be withdrawn from listing on NASDAQ as of the close of market on February 24, 2014. The Company requested that NASDAQ file with the SEC a Form 25 Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to delist and deregister the Shares, which NASDAQ filed on February 24, 2014. The Company intends to file with the SEC a Form 15 under the Exchange Act relating to the Shares, which would terminate and suspend the Company’s reporting obligations under Section 13 and 15(d) of the Exchange Act, respectively.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained in the Introductory Note and Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01	Changes in Control of Registrant.

As described in the Introductory Note above, at the Acceptance Time, Merger Sub accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date. As a result of the acceptance of such Shares, a change in control of the Company has occurred.

As described above, on February 24, 2014, Merger Sub consummated the Merger in accordance with the terms of the Merger Agreement and Section 251(h) of the DGCL. Upon consummation of the Merger, the Company became a wholly-owned subsidiary of Parent. As a result of the Merger, each of the remaining outstanding Shares (other than Shares held by any stockholders who properly demand appraisal in connection with the Merger) was converted into the right to receive the same $6.07 in cash per Share, without interest and less any applicable withholding taxes, that was paid in the Offer (the “Merger Consideration”), except for Shares then owned by Parent, the Company or any of their respective wholly-owned subsidiaries, which Shares were cancelled and retired and ceased to exist, and no consideration was delivered in exchange therefor. Each of the 100 shares of common stock, par value $0.0001, of Merger Sub that was issued and outstanding immediately prior to the Merger was converted into one share of common stock, par value $0.0001 per share, of the Company, as the surviving corporation of the Merger. The depositary, acting as the paying agent for the Merger, will mail to the remaining former stockholders of the Company materials necessary to exchange their former Shares for such payment. Following the Merger, Parent owns 100 shares of common stock of the Company, representing 100 percent of the issued and outstanding shares of common stock of the Company.

The total amount of funds required by Merger Sub to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger was approximately $28.4 million, plus related fees and expenses. The funds used to consummate the Offer and the Merger were derived from equity contributions made by Griffin Holdings, LLC, owner of all outstanding equity in Parent and proceeds received in connection with the Senior Secured Credit Facility as described in Item 1.01 above.

The other information required by Item 5.01(a) of Form 8-K is contained in (i) the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on January 9, 2014, as subsequently amended and supplemented, and (ii) the Tender Offer Statement on Schedule TO, originally filed by Merger Sub and Parent with the SEC on January 9, 2014, as subsequently amended and supplemented, and such information is incorporated herein by reference.

The information contained in the Introductory Note and in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 24, 2014, pursuant to the terms of the Merger Agreement, each of Robert J. Simon, James F. Robinson, C. Hamilton Davison, William R. Ziemendorf, Samuel J. Bero and Brian Kelly voluntarily resigned from the Company’s board of directors.

In accordance with the terms of the Merger Agreement, the directors of Merger Sub immediately prior to the effective time of the Merger, became the directors of the Company. Additionally, at the effective time of the Merger, James F. Robinson remained the President and Chief Executive Officer, Tim Spittgerber remained the Vice President and Chief Financial Officer of the Company, and Shaun Gabbay was appointed the Chairman of the Company.

The disclosure contained in the Introductory Note is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Merger and pursuant to the terms of the Merger Agreement, at the Effective Time, the Company’s Certificate of Incorporation was amended and restated in its entirety and the Company’s Bylaws were amended and restated in their entirety. The Amended and Restated Certificate of Incorporation of the Company is attached hereto as Exhibit 3.1 and is incorporated by reference into this Item 5.03. The amended and restated Bylaws of the Company are attached hereto as Exhibit 3.2 and are incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Tufco Technologies, Inc.

3.2	Amended and Restated Bylaws of Tufco Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUFCO TECHNOLOGIES, INC.

February 28, 2014	By:	/s/ James F. Robinson
Name: James F. Robinson
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Tufco Technologies, Inc.

3.2	Amended and Restated Bylaws of Tufco Technologies, Inc.